EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM ANNOUNCES 2015 THIRD-QUARTER
FINANCIAL AND OPERATING RESULTS

TULSA, OK - November 5, 2015 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”) today announced its 2015 third-quarter results, reporting a net loss attributable to common stockholders of $847.8 million, or $4.01 per diluted share, which includes a pre-tax, non-cash full cost ceiling impairment charge of $906.4 million. Adjusted Net Income, a non-GAAP financial measure, for the third quarter of 2015 was $15.4 million, or $0.07 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, for the third quarter of 2015 was $119.8 million.
2015 Third-Quarter Highlights

•	Produced 44,820 barrels of oil equivalent (“BOE”) per day, up approximately 16% from the comparable third quarter of 2014

•	Reduced unit cash costs to $12.15 per BOE, a decrease of approximately 28% from the third-quarter 2014 rate of $16.76 per BOE, on a three-stream basis

•
Continued growth of the Midland Basin pipeline system managed by Medallion Gathering and Processing, LLC (“Medallion”), which is 49%-owned by Laredo Midstream Services, LLC (“LMS”), as total volumes increased to an average of approximately 55,000 barrels of oil per day (“BOPD”) in the third quarter of 2015, generating cash flow to LMS of approximately $3.3 million

•
Received $66.1 million of cash settlements on derivatives that matured in third-quarter 2015, increasing hedged pricing for oil by $33.86 per barrel and natural gas by $0.36 per thousand cubic feet, from pre-hedged average sales prices

Please see supplemental financial information at the end of this news release for reconciliations of non-GAAP financial measures.
“As the industry embarks on another year of volatile commodity prices, Laredo has taken the necessary steps to successfully navigate the current environment,” commented Randy A. Foutch, Chairman and Chief Executive Officer. “Immediate actions taken earlier this year to reduce capital, operational and administrative costs are being realized while the Company’s core principle of hedging commodity price risk has underpinned cash flows, with hedge settlement gains of approximately $176 million through the first nine months of 2015. Additionally, we have approximately 85% of anticipated oil production in 2016 hedged at a weighted average floor price of more than $70 per barrel.”

“Our senior secured credit facility was recently redetermined and we maintained our elected commitment of $1 billion. We preserved liquidity by generally operating within cash flow during the third quarter and expect to self-fund a substantial portion of future capital expenditures. We anticipate our credit facility and capital discipline will ensure adequate liquidity for multiple years.”
“We are beginning to realize value for our stockholders by capitalizing on our prior investments in infrastructure and technology. Our production corridors are reducing costs and pipeline infrastructure investments continue to grow in value. Coupling these investments with enhanced returns from the drilling of longer laterals afforded us by our contiguous acreage base and the implementation of our Earth Model to optimize lateral placement, we are well-positioned in this lower commodity price environment.”
Operational Update
Laredo produced 44,820 BOE per day in the third quarter of 2015, up approximately 16% from third-quarter 2014 three-stream production of 38,798 BOE per day. The Company completed eight horizontal wells during the third quarter of 2015, with an average working interest of approximately 97%, with three of the wells targeting the Upper Wolfcamp and five targeting the Middle Wolfcamp.
Laredo is currently operating three horizontal rigs and expects to complete 16 horizontal wells in the fourth quarter of 2015, all with a 100% working interest. Five wells are expected to be completed early enough to contribute meaningful production during the quarter, with the remaining wells encompassing the 11-well project along the Reagan North corridor. Drilling operations for the 11-well project have concluded and completion operations are currently in progress, with flowback of the wells expected to begin mid-December and peak production expected in the first quarter of 2016. All 16 wells to be completed in the fourth quarter target the Upper or Middle Wolfcamp zones and have been planned as 10,000-foot laterals.
Laredo has now completed a total of 80 horizontal wells in the Upper and Middle Wolfcamp zones with at least a 6,000-foot lateral, 24 frac stages and 180-days of production history. On average, these wells are performing at approximately 103% of type curve, when adjusted for lateral length. An additional 11 long-lateral wells with at least an 8,500-foot lateral have been completed and these wells are also performing at an average of 103% of type curve.
The Company operates four production corridors that, with moderate expansions, can accommodate approximately 500 additional Upper and Middle Wolfcamp drilling locations, approximately 45% of which are 10,000-foot locations. Laredo expects to maximize the returns of the Company’s anticipated 2016 drilling program by focusing the majority of drilling capital on 10,000-foot lateral horizontal wells drilled along production corridors and targeting the Upper and Middle Wolfcamp zones.

Laredo’s Earth Model continues to exhibit promising results as the Company gathers long-term production data for horizontal wells that have utilized the model for landing-point selection and geosteering. While it is too early in the evaluation process to draw definitive conclusions, six of the Earth Model wells have reached 90 days of production and are, on average, outperforming Laredo’s applicable oil type-curve by greater than 20%. The Company expects to continue to optimize location selection by utilizing the Earth Model in areas where it is fully processed.
The Company’s cash costs continued to decline significantly, to $12.15 per BOE, a decrease of approximately 28% from the third quarter of 2014. The improvements are due to reduced lease operating expenses (“LOE”) derived from the efficiencies inherent in the Company’s production corridors, which enable Laredo to substantially reduce water handling and disposal costs and centralize compression facilities. In addition to reduced service costs, the Company’s initiative to reduce field electricity costs by working with electric service providers to build infrastructure to Laredo’s facilities is significantly contributing to LOE reductions. General and administrative expenses benefitted from aligning the Company’s payroll and facilities with the lower activity levels.
Laredo Midstream Services Update
The Company continues to see benefits from prior and continuing investments in production corridor infrastructure assets. During the third quarter, LMS’s crude gathering system transported approximately 44% of the Company’s operated oil production and the gas gathering system transported approximately 55% of operated gas production. Additionally, LMS’s water infrastructure supplied 100% of the water the Company required for completions and piped produced water from wells on production corridors to disposal facilities.
In 2015, the Medallion system has exhibited tremendous growth as other Midland Basin operators have dedicated acreage to the system. In the third quarter of 2015, the Medallion pipeline system shipped approximately 5.1 million barrels of oil with volumes in September averaging approximately 70,000 BOPD. During the third quarter, Laredo’s Board of Directors approved an additional investment of $55 million to fund expansions that will grow the systems’ delivery capacity to more than 500,000 BOPD. Through the third quarter, the Company has contributed approximately $21 million to this expansion and expects to fund the remainder in the next two quarters, with the expansion being completed in the first quarter of 2016.
2015 Capital Program
During the third quarter of 2015, Laredo invested approximately $72 million in exploration and development activities and approximately $55 million in pipelines and related infrastructure assets held by LMS, including previously approved investments in Medallion.

Through the nine months ended September 30, 2015, the Company has invested approximately $398 million in exploration and development activities and approximately $130 million in the Medallion pipeline system and other pipeline and related infrastructure assets held by LMS. Laredo expects to invest a total of approximately $650 million in 2015, including investments in the Medallion pipeline system.
Liquidity
At September 30, 2015, the Company had cash and equivalents of approximately $76 million and undrawn capacity under the senior secured credit facility of $865 million, resulting in total liquidity of approximately $941 million.
On October 30, 2015, in connection with the regular semi-annual redetermination of the Company’s senior secured credit facility, lenders determined the Company’s borrowing base to be $1.15 billion. The redetermined borrowing base includes adjustments for recently divested properties and an increase in the permitted investment in non-collateralized assets, particularly the Medallion pipeline system. The Company maintained its elected commitment at $1 billion.
Commodity Derivatives
Laredo maintains an active hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. At November 4, 2015, the Company had hedges in place for the fourth quarter of 2015 for 1,923,880 barrels of oil at a weighted-average floor price of $80.99 per barrel, representing approximately 100% of anticipated oil production for the remainder of 2015. The Company has also hedged 7,192,000 million British thermal units (“MMBtu”) of natural gas for the fourth quarter of 2015 at a weighted-average floor price of $3.00 per MMBtu, representing approximately 60% of the anticipated natural gas and natural gas liquids heat content produced for the last quarter of 2015. Additionally, the Company has basis swaps for the remainder of 2015 totaling 920,000 barrels of oil to hedge the Midland-WTI basis differential at WTI less $1.95 per barrel.
For 2016, the Company has hedged 6,523,800 barrels of oil at a weighted-average floor price of $70.84 per barrel and 18,666,000 MMBtu of natural gas at a weighted-average floor price of $3.00 per MMBtu. Additionally, for 2017, the Company has hedged 2,628,000 barrels of oil at a weighted-average floor price of $77.22 per barrel and 5,475,000 MMBtu of natural gas at a weighted-average floor price of $3.00 per MMBtu.
Laredo utilizes only puts, swaps and collars in the Company’s hedging program and is not short any put contracts.

Guidance
The table below reflects the Company’s guidance for the fourth quarter of 2015 and full-year 2015, adjusted for the divestiture of non-strategic properties closed September 15, 2015:

	4Q-2015	FY-2015
Production (MMBOE)	3.6 - 3.8	16.2 - 16.4
Crude oil % of production	~45%	~46%
Natural gas liquids % of production	~27%	~26%
Natural gas % of production	~28%	~28%

Price Realizations (pre-hedge):
Crude oil (% of WTI)	~88%	~87%
Natural gas liquids (% of WTI)	~23%	~22%
Natural gas (% of Henry Hub)	~75%	~71%

Operating Costs & Expenses:
Lease operating expenses ($/BOE)	$6.25 - $7.25	$6.50 - $7.50
Midstream expenses ($/BOE)	$0.20 - $0.40	$0.30 - $0.40
Production and ad valorem taxes (% of oil and gas revenue)	7.75%	7.75%
General and administrative expenses ($/BOE)	$5.50 - $6.50	$5.25 - $6.25
Depletion, depreciation and amortization ($/BOE)	$13.00 - $14.00	$15.50 - $16.50
Conference Call Details
Laredo has scheduled a conference call today at 7:30 a.m. CT (8:30 a.m. ET) to discuss its third-quarter 2015 financial and operating results and management’s outlook for the future, the content of which is not part of this earnings release. Participants may listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” The conference call may also be accessed by dialing 1-877-930-8286 and using the conference code 60961127. International participants may access the call by dialing 1-253-336-8309 and using conference code 60961127. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. A telephonic replay will be available approximately two hours after the call on November 5, 2015 through Thursday, November 12, 2015. Participants may access this replay by dialing 1-855-859-2056 and using conference code 60961127.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release and any oral statements made regarding the subject of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

The preliminary results above are based on the most current information available to management. As a result, our final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, NGL and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this press release and the conference call, the Company may use the terms “resource potential” and “estimated ultimate recovery,” or “EURs,” each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves, largely from a specified resource play. A resource play is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. EURs are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential or EURs do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

# # #

Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

15-16

Laredo Petroleum, Inc.
Condensed consolidated statements of operations

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Oil, NGL and natural gas sales	$104,607	$199,490	$348,279	$555,576
Midstream service revenues	1,873	751	4,908	1,019
Sales of purchased oil	43,860	—	130,178	—
Total revenues	150,340	200,241	483,365	556,595
Costs and expenses:
Lease operating expenses	25,112	25,165	86,698	67,129
Production and ad valorem taxes	7,895	12,550	26,481	38,160
Midstream service expenses	1,092	1,225	4,263	3,596
Minimum volume commitments	—	675	5,235	1,779
Costs of purchased oil	46,961	—	132,578	—
General and administrative	22,913	27,078	67,976	84,284
Restructuring expenses	—	—	6,042	—
Accretion of asset retirement obligations	599	442	1,771	1,279
Depletion, depreciation and amortization	66,777	63,942	210,831	166,605
Impairment expense	906,850	—	1,397,327	—
Total costs and expenses	1,078,199	131,077	1,939,202	362,832
Operating income (loss)	(927,859)	69,164	(1,455,837)	193,763
Non-operating income (expense):
Gain (loss) on derivatives, net	142,580	92,790	141,836	(1,447)
Income (loss) from equity method investee	2,104	(61)	4,585	(86)
Interest expense	(23,348)	(30,549)	(79,732)	(90,192)
Loss on early redemption of debt	—	—	(31,537)	—
Other, net	(2)	(2,159)	(1,549)	(2,232)
Non-operating income (expense), net	121,334	60,021	33,603	(93,957)
Income (loss) before income taxes	(806,525)	129,185	(1,422,234)	99,806
Income tax (expense) benefit:
Deferred	(41,258)	(45,778)	176,945	(35,511)
Total income tax (expense) benefit	(41,258)	(45,778)	176,945	(35,511)
Net income (loss)	$(847,783)	$83,407	$(1,245,289)	$64,295
Net income (loss) per common share:
Basic	$(4.01)	$0.59	$(6.38)	$0.46
Diluted	$(4.01)	$0.58	$(6.38)	$0.45
Weighted-average common shares outstanding:
Basic	211,204	141,413	195,081	141,261
Diluted	211,204	143,813	195,081	143,583

Laredo Petroleum, Inc.
Condensed consolidated balance sheets

(in thousands)	September 30, 2015	December 31, 2014
Assets:	(unaudited)	(unaudited)
Current assets	$375,442	$365,253
Net property and equipment	2,119,075	3,354,082
Other noncurrent assets	337,978	191,366
Total assets	$2,832,495	$3,910,701

Liabilities and stockholders' equity:
Current liabilities	$291,549	$425,025
Long-term debt, net	1,415,566	1,779,447
Other noncurrent liabilities	36,698	143,028
Stockholders' equity	1,088,682	1,563,201
Total liabilities and stockholders' equity	$2,832,495	$3,910,701

Laredo Petroleum, Inc.
Condensed consolidated statements of cash flows

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income (loss)	$(847,783)	$83,407	$(1,245,289)	$64,295
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense (benefit)	41,258	45,778	(176,945)	35,511
Depletion, depreciation and amortization	66,777	63,942	210,831	166,605
Impairment expense	906,850	—	1,397,327	—
Loss on early redemption of debt	—	—	31,537	—
Bad debt expense	107	—	107	—
Non-cash stock-based compensation, net of amounts capitalized	6,877	6,194	17,933	16,919
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(142,580)	(92,790)	(141,836)	1,447
Cash settlements received (paid) for matured derivatives, net	66,142	4,531	175,879	(1,320)
Cash settlements received for early terminations of derivatives, net	—	—	—	76,660
Cash premiums paid for derivatives	(1,248)	(1,820)	(3,918)	(5,599)
Amortization of debt issuance costs	1,111	1,311	3,612	3,823
Other, net	(1,354)	3,081	(3,473)	4,307
Cash flows from operations before changes in working capital	96,157	113,634	265,765	362,648
Changes in working capital	14,079	22,258	(43,216)	10,548
Changes in other noncurrent liabilities and fair value of performance unit awards	963	345	2,955	3,140
Net cash provided by operating activities	111,199	136,237	225,504	376,336
Cash flows from investing activities:
Capital expenditures:
Acquisition of oil and natural gas properties	—	—	—	(6,493)
Acquisition of mineral interests	—	—	—	(7,305)
Oil and natural gas properties	(115,843)	(512,910)	(490,351)	(925,121)
Midstream service assets	(1,100)	(19,354)	(35,237)	(45,263)
Other fixed assets	(1,998)	(5,176)	(8,539)	(13,612)
Investment in equity method investee	(48,516)	(18,110)	(63,011)	(37,581)
Proceeds from dispositions of capital assets, net of costs	65,226	1,030	65,261	1,627
Net cash used in investing activities	(102,231)	(554,520)	(531,877)	(1,033,748)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	10,000	75,000	310,000	75,000
Payments on Senior Secured Credit Facility	—	—	(475,000)	—
Issuance of March 2023 and January 2022 Notes	—	—	350,000	450,000
Redemption of January 2019 Notes	—	—	(576,200)	—
Proceeds from issuance of common stock, net of offering costs	—	—	754,163	—
Other, net	(158)	(463)	(9,508)	(9,981)
Net cash provided by financing activities	9,842	74,537	353,455	515,019
Net increase (decrease) in cash and cash equivalents	18,810	(343,746)	47,082	(142,393)
Cash and cash equivalents, beginning of period	57,593	399,506	29,321	198,153
Cash and cash equivalents, end of period	$76,403	$55,760	$76,403	$55,760

Laredo Petroleum, Inc.
Selected operating data

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Sales volumes(1):
Oil (MBbl)	1,844	1,778	5,954	4,712
NGL (MBbl)	1,150	—	3,234	—
Natural gas (MMcf)	6,778	7,533	20,663	20,176
Oil equivalents (MBOE)(2)(3)	4,124	3,033	12,632	8,074
Average daily sales volumes (BOE/D)(3)	44,820	32,970	46,270	29,577
% Oil	45%	59%	47%	58%

Average sales prices(1):
Oil, realized ($/Bbl)(4)	$42.88	$87.65	$45.03	$91.09
NGL, realized ($/Bbl)(4)	$10.36	$—	$12.12	$—
Natural gas, realized ($/Mcf)(4)	$2.01	$5.80	$1.98	$6.26
Average price, realized ($/BOE)(4)	$25.37	$65.78	$27.57	$68.80
Oil, hedged ($/Bbl)(5)	$76.74	$88.86	$72.69	$89.73
NGL, hedged ($/Bbl)(5)	$10.36	$—	$12.12	$—
Natural gas, hedged ($/Mcf)(5)	$2.37	$5.87	$2.34	$6.24
Average price, hedged ($/BOE)(5)	$41.11	$66.66	$41.19	$67.95

Average costs per BOE sold(1):
Lease operating expenses	$6.09	$8.30	$6.86	$8.31
Production and ad valorem taxes	1.91	4.14	2.10	4.73
Midstream service expenses	0.26	0.40	0.34	0.45
General and administrative(6)	5.56	8.93	5.38	10.44
Depletion, depreciation and amortization	16.19	21.08	16.69	20.63
Total	$30.01	$42.85	$31.37	$44.56
_______________________________________________________________________________

(1)
For periods prior to January 1, 2015, we presented our sales volumes, average sales prices for oil and natural gas and average costs per BOE sold, which combined NGL with the natural gas stream, and did not separately report NGL. This change impacts the comparability of the two periods presented.

(2)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(3)	The volumes presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(4)
Realized oil, NGL and natural gas prices are the actual prices realized at the wellhead after all adjustments for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead. The prices presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(5)
Hedged prices reflect the after-effect of our commodity hedging transactions on our average sales prices. Our calculation of such after-effects include current period settlements of matured commodity derivatives in accordance with GAAP and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments that settled in the period. The prices presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(6)
General and administrative includes non-cash stock-based compensation, net of amounts capitalized, of $6.9 million and $6.2 million for the three months ended September 30, 2015 and 2014, respectively, and $17.9 million and $16.9 million for the nine months ended September 30, 2015 and 2014, respectively.

Laredo Petroleum, Inc.
Costs incurred

Costs incurred in the acquisition, exploration and development of oil and natural gas assets are presented below for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Property acquisition costs:
Evaluated	$—	$—	$—	$3,873
Unevaluated	—	—	—	9,925
Exploration(1)	7,803	200,711	16,157	217,353
Development costs(2)	64,451	325,118	381,641	733,671
Total costs incurred	$72,254	$525,829	$397,798	$964,822
_______________________________________________________________________________

(1)	The Company acquired significant leasehold interests during the three months ended September 30, 2014.

(2)
The costs incurred for oil and natural gas development activities include $0.3 million and $1.6 million in asset retirement obligations for the three months ended September 30, 2015 and 2014, respectively, and $1.3 million and $3.1 million for the nine months ended September 30, 2015 and 2014, respectively.

Laredo Petroleum, Inc.
Supplemental reconciliation of GAAP to non-GAAP financial measures
(Unaudited)
Non-GAAP financial measures
The non-GAAP financial measures of Adjusted Net Income and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures used by other companies. Therefore, these non-GAAP measures should be considered in conjunction with net income or loss and other performance measures prepared in accordance with GAAP, such as operating income or loss or cash flow from operating activities. Adjusted Net Income or Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of liquidity or financial performance.
Adjusted Net Income
Adjusted Net Income is a non-GAAP financial measure used by the Company to evaluate performance, prior to gains or losses on derivatives, cash settlements of matured commodity derivatives, cash settlements on early terminated commodity derivatives, impairment expense, restructuring expenses, loss on early redemption of debt, buyout of minimum volume commitment, gains or losses on disposal of assets, write-off of debt issuance costs, bad debt expense and after applying adjusted income tax expense. During the three months ended September 30, 2015, we changed the methodology for calculating adjusted income tax expense. As such, the prior periods’ adjusted income tax expense has been modified for comparability.
The following presents a reconciliation of income (loss) before income taxes to Adjusted Net Income:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except for per share data, unaudited)	2015	2014	2015	2014
Income (loss) before income taxes	$(806,525)	$129,185	$(1,422,234)	$99,806
Plus:
(Gain) loss on derivatives, net	(142,580)	(92,790)	(141,836)	1,447
Cash settlements received (paid) for matured commodity derivatives, net	66,142	4,531	175,879	(1,320)
Cash settlements received for early terminations of commodity derivatives, net	—	—	—	76,660
Impairment expense	906,850	—	1,397,327	—
Restructuring expenses	—	—	6,042	—
Loss on early redemption of debt	—	—	31,537	—
Buyout of minimum volume commitment	—	—	3,014	—
Loss on disposal of assets, net	94	2,192	1,937	2,418
Write-off of debt issuance costs	—	—	—	124
Bad debt expense	107	—	107	—
	24,088	43,118	51,773	179,135
Adjusted income tax expense	(8,672)	(15,091)	(18,638)	(62,697)
Adjusted Net Income(1)	$15,416	$28,027	$33,135	$116,438

Adjusted Net Income per common share:
Basic	$0.07	$0.20	$0.17	$0.82
Diluted	$0.07	$0.19	$0.17	$0.81
Weighted-average common shares outstanding:
Basic	211,204	141,413	195,081	141,261
Diluted	211,204	143,813	195,081	143,583
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(1)
Adjusted income tax expense is calculated by applying tax rates of 36% for the three and nine months ended September 30, 2015, respectively, and 35% for the three and nine months ended September 30, 2014, respectively.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for income tax expense or benefit, depletion, depreciation and amortization, bad debt expense, impairment expense, non-cash stock-based compensation, restructuring expenses, gains or losses on derivatives, cash settlements of matured commodity derivatives, cash settlements on early terminated commodity derivatives, premiums paid for derivatives that matured during the period, interest expense, write-off of debt issuance costs, gains or losses on disposal of assets, loss on early redemption of debt and buyout of minimum volume commitment. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors and as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies and the different methods of calculating Adjusted EBITDA reported by different companies. Our measurements of Adjusted EBITDA for financial reporting as compared to compliance under our debt agreements differ.
The following presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, unaudited)	2015	2014	2015	2014
Net income (loss)	$(847,783)	$83,407	$(1,245,289)	$64,295
Plus:
Deferred income tax expense (benefit)	41,258	45,778	(176,945)	35,511
Depletion, depreciation and amortization	66,777	63,942	210,831	166,605
Bad debt expense	107	—	107	—
Impairment expense	906,850	—	1,397,327	—
Non-cash stock-based compensation, net of amounts capitalized	6,877	6,194	17,933	16,919
Restructuring expenses	—	—	6,042	—
(Gain) loss on derivatives, net	(142,580)	(92,790)	(141,836)	1,447
Cash settlements received (paid) for matured commodity derivatives, net	66,142	4,531	175,879	(1,320)
Cash settlements received for early terminations of commodity derivatives, net	—	—	—	76,660
Premiums paid for derivatives that matured during the period(1)	(1,248)	(1,820)	(3,918)	(5,599)
Interest expense	23,348	30,549	79,732	90,192
Write-off of debt issuance costs	—	—	—	124
Loss on disposal of assets, net	94	2,192	1,937	2,418
Loss on early redemption of debt	—	—	31,537	—
Buyout of minimum volume commitment	—	—	3,014	—
Adjusted EBITDA	$119,842	$141,983	$356,351	$447,252
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(1)	Reflects premiums incurred previously or upon settlement that are attributable to instruments settled in the respective periods presented.